EXHIBIT 10.35

EIGHTH AMENDMENT

TO

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDMENT (the “Amendment”) is made as of October 12, 2005 by and between CHASE CORPORATION (the “Borrower”); and BANK OF AMERICA, N.A., successor by merger to Fleet National Bank (the “Bank”).

RECITALS

A.            The Bank and the Borrower entered into a First Amended and Restated Loan Agreement dated as of October 31, 2001, as amended (the “Loan Agreement”), providing for revolving loans by the Bank to the Borrower and for various term loans by the Bank to the Borrower.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Loan Agreement.

B.            The Borrower desires to (i) amend the debt service coverage ratio, and (ii) obtain the consent of the Bank to the Borrower’s incurrence of certain indebtedness in favor of Citizens Bank of Massachusetts.

C.            Subject to certain terms and conditions, the Bank is willing to agree to the same, all as hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Loan Agreement.

A.            Debt Service Coverage Ratio.  Section 3.8 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“3.8.        Debt Service Coverage Ratio.  Commencing with the fiscal quarter ended May 31, 2005, and continuing thereafter at each August 31, November 30 and February 28 for the twelve-month period ending on such date, the Borrower will not permit the ratio of Operating Cash Flow to Debt Service to be less than 1.25:1.00.”

B.            Indebtedness.  Section 4.1 of the Loan Agreement is hereby amended to delete the period at the end of Section 4.1(g), to substitute therefor “; and”, and to add a new subsection (h) as follows:

“(h)         unsecured term Indebtedness of the Borrower owed to Citizens Bank of Massachusetts in an aggregate principal amount not to exceed $8,500,000

(but no refinancings, refundings, renewals or extensions thereof without the prior written consent of the Bank), the proceeds of which shall be used solely for the acquisition of Concoat Holdings, Ltd.”

2.             No Further Amendments.

Except as specifically amended hereby, the Loan Agreement shall remain otherwise unmodified and in full force and effect and is hereby ratified and affirmed in all respects.

3.             Certain Representations of the Borrower.

As a material inducement to the Bank to enter into this Amendment, the Borrower represents and warrants to the Bank, after giving effect to this Amendment, as follows:

(a)           The execution and delivery of this Amendment has been duly authorized by all requisite corporate action on the part of the Borrower and will not violate any provision of law, any order, judgment or decree of any court or other agency of government, or the articles or bylaws of the Borrower or any indenture, agreement or other instrument to which the Borrower is bound, or be in conflict with, or result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrower pursuant to, any such indenture, agreement or instrument.

(b)           The representations and warranties contained in the Loan Agreement are true and correct in all material respects on and as of the date of this Amendment as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date or except to the extent variations therefrom have been permitted under the terms of the Loan Agreement or otherwise in writing by the Bank).  No material adverse change has occurred in the assets, liabilities, financial condition, business or prospects of the Borrower from that disclosed in the annual certified financial statements most recently furnished to the Bank.  No event of default or condition or event that, but for the requirement that time elapse or notice be given or both, would constitute an event of default, has occurred or is continuing.

(c)           This Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally or the application of principles of equity, whether in any action at law or proceeding in equity, and subject to the availability of the remedy of specific performance or of any other equitable remedy or relief to enforce any right thereunder.

4.             Conditions.

The willingness of the Bank to agree to the foregoing is subject to the following conditions:

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(a)           The Borrower shall have executed and delivered to the Bank (or shall have caused to be executed and delivered to the Bank by the appropriate persons) the following:

(i)  This Amendment; and

(ii)  Such other supporting documents and certificates as the Bank or its counsel may reasonably request.

(b)           All legal matters incident to the transactions contemplated hereby shall be satisfactory to counsel for the Bank.

5.             Miscellaneous.

(a)           As provided in the Loan Agreement, the Borrower agrees to reimburse the Bank upon demand for all out-of-pocket costs, charges, liabilities, taxes and expenses of the Bank (including reasonable fees and disbursements of counsel to the Bank) in connection with the (i) preparation, negotiation, interpretation, execution and delivery of this Amendment and any other agreements, instruments and documents executed pursuant or relating hereto, and (ii) any enforcement hereof.

(b)           This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(c)           This Amendment may be executed by the parties hereto in several counterparts hereof and by the different parties hereto on separate counterparts hereof, all of which counterparts shall together constitute one and the same agreement.  Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as an in-hand delivery of an original executed counterpart thereof.

**The next page is the signature page**

IN WITNESS WHEREOF, the Bank and the Borrower have caused this Amendment to be duly executed as a sealed instrument by their duly authorized representatives, all as of the day and year first above written.

CHASE CORPORATION

By:	/s/ Everett Chadwick
Name: Everett Chadwick
Title: Treasurer & CFO

BANK OF AMERICA, N.A.

By:	/s/ Peter McCarthy
Name: Peter McCarthy
Title: Senior Vice President

CONSENT AND CONFIRMATION OF GUARANTOR

The undersigned Guarantor does hereby acknowledge and consent to the execution, delivery and performance of the within foregoing Amendment, confirms the continuing effect of such Guarantor’s guarantee of the Borrower Obligations after giving effect to the foregoing Amendment, and agrees to the provisions of the within and foregoing Amendment.

Accepted and agreed to as of October 12, 2005:

CHASE FACILE, INC.

By:	/s/ Everett Chadwick
Name: Everett Chadwick
Title: Treasurer & CFO